AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Rafael Arrillaga-Torréns, Jr. Chairman, President and CEO 787/751-7340	Julie Tu -Investor Inquiries 212/827-3776 Marilynn Meek -General Inquiries 212/827-3773

FELIX M. LEON APPOINTED EXECUTIVE VICE PRESIDENT/OPERATIONS OF EUROBANCSHARES, INC.

San Juan, Puerto Rico, January 18, 2005 - EuroBancshares, Inc. (Nasdaq: EUBK) today announced the appointment of Felix M. Leon (61) to the position of Executive Vice President/Operations.

For the two years prior to joining EuroBancshares, Mr. Leon operated his own consulting firm, Leon Consulting, where he served as a financial consultant to various bankers in Puerto Rico. From 1997 through 2003, Mr. Leon served as a regional manager for Bank Popular de Puerto Rico where he was responsible for the supervision of the Eastern Region of Bank Popular de Puerto Rico’s operations. He also held several executive positions at Roig Commercial Bank in Puerto Rico including Senior Vice President of Operations and Credit and Executive Vice President, Operations Division Head. Mr. Leon holds a BBA in accounting and finance and a Juris Doctor from the University of Puerto Rico.

As a member of the EuroBancshares’ executive management team, Mr. Leon will be primarily responsible for overseeing the operations of the bank’s management information systems, administrative services, investigations and adjustments, branch administration, check processing, internet and security functions.

Rafael Arrillaga-Torréns, Chairman, President and Chief Executive Officer, commented, “We are pleased to have Felix join our management team. His vast experience and knowledge will be most valuable to us as we continue to grow our operations.”

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly owned banking subsidiary, Eurobank; EBS Overseas, an international banking entity, and its wholly owned insurance agency, EuroSeguros.

This press release may contain forward-looking statements and information. All forward-looking statements are predictions by EuroBancshares’ management and are subject to numerous risks and uncertainties that may cause actual results to differ materially. Special factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition, general economic conditions and numerous other factors detailed in EuroBancshares’ reports and filings with the Securities and Exchange Commission. All forward-looking statements in this release represent the EuroBancshares’ judgment as of the date of this release. EuroBancshares disclaims any intent or obligation to update its forward-looking statements.